EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James A. Smith
Chief Financial Officer
Electronics Boutique Holdings Corp.
(610) 430-8100

Electronics Boutique Revises Fiscal 2004 Third Quarter and Annual Earnings Guidance

WEST CHESTER, Pa., November 3, 2003 - Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced that it is revising its third quarter earnings guidance to be in the range of $0.05 to $0.06 per diluted share. The company had previously announced that it expected its third quarter earnings to range from $0.14 to $0.18 per diluted share. The new earnings estimate reflects the fact that Electronics Boutique expects its comparable store sales to decrease by 7 percent for the third quarter. This represents a decline from the company’s previously announced expectation that it would post comparable store sales of flat to positive 4 percent for the third quarter. As a result of the third quarter and current trends, Electronics Boutique now expects its full fiscal year 2004 earnings to be in the range of $1.56 to $1.66 per diluted share.

“Our need to revise guidance has been driven by several factors,” said Jeffrey Griffiths, president and chief executive officer. “In July and early August, sales of new releases exceeded our expectations. We believed this indicated a general uptick in software purchasing, driven by continued growth in the installed hardware base. Unfortunately, software sales for this quarter were weak, and a number of releases we expected during the third quarter have been delayed until the fourth quarter or later. In addition, key hardware platforms — existing and new — fell short of our projections. At this point, we anticipate these sales trends will continue, so we are maintaining a conservative outlook for the fourth quarter. That said, we firmly believe that the long-term growth prospects for the video game industry remain strong, and we are confident that Electronics Boutique is well positioned to leverage them.”

The company will host an investor conference call at 9:30 a.m. (EST) today, Monday, November 3, 2003 to discuss this information further. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.ebholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for two weeks on the web site. A telephonic playback of the conference call will also be available from November 3, 2003 at 11:30 a.m. (EST) through November 10, 2003 at midnight. Listeners should call 800-642-1687 (domestic) or 706-645-9291 (international) and use access code: 3799514.

The company also announced that it will report results on Thursday, November 20, 2003 for its fiscal 2004 third quarter.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is among the world’s largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company operates 1,435 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea - primarily under the names EB Games and Electronics Boutique. The company also operates an e-commerce website at www.ebgames.com. For additional company information, please visit www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths related to the financial performance of Electronics Boutique for the third quarter and full year for the fiscal year ending January 31, 2004, to the expected level of hardware and software sales, and to the growth prospects and opportunities for Electronics Boutique and the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward-looking statements, such as the continued impact of a weak economy on Electronics Boutique’s sales, the schedule for new software releases, consumer demand for video game hardware and software, pricing changes by key vendors for hardware and software, increased competition and promotional activity from other retailers, and the ability to open new stores on a timely basis. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward- looking statements to reflect events or circumstances after the date hereof.